EXHIBIT 99.1

Press Release	Source: Tribute Pharmaceuticals Canada Inc

Tribute Pharmaceuticals Reports Full Year 2013 Results
and Lays the Groundwork for Future Growth

MILTON, ONTARIO--(Marketwired - March 31, 2014) - Tribute Pharmaceuticals Canada Inc. (TBUFF) ("Tribute" or the "Company"), a Canadian specialty pharmaceutical company engaged in the acquisition, licensing, development and promotion of healthcare products in Canada and the United States, today announced financial results for its fiscal  year ending December 31, 2013. In this press release, all dollar amounts are expressed in Canadian currency (unless otherwise noted) and results are reported in accordance with United States generally accepted accounting principles (U.S. GAAP).

Full Year 2013 Highlights:

-	Revenues increased 8.9% for the year ended December 31, 2013 compared to same period in 2012;

-	Gross profit was up 16% for the year ended December 31, 2013 compared to the same period in 2012;

-	The Investigational New Drug (IND) application for Bezalip® SR, a treatment for patients with severe hypertriglyceridemia, was cleared by the U.S. Food and Drug Administration (FDA);

-	Cambia®, the only prescription non-steroidal anti-inflammatory drug available for the acute treatment of migraine was officially launched to primary care physicians in Canada;

-	IMS, an audited third party provider of sales data, reported a 36.3% increase in total prescriptions written for Cambia in Q4 2013 when compared to Q3 2013;

-	SWK Funding LLC and the Company entered into a credit agreement pursuant to which SWK Funding LLC advanced US$6,000,000;

-	The regulatory authorities of Hong Kong approved the sale of NeoVisc®, a proprietary product developed by the Company used for the temporary replacement of synovial fluid in osteoarthritic joints.

“We continued to execute on our growth strategy in 2013 and set the foundation for continued growth in 2014,” said Rob Harris, President and CEO of Tribute. “We made a significant investment in the primary care launch of Cambia early in 2013, including the expansion of our sales force. This expansion will further enable us to increase sales of all our promoted products in Canada, including Bezalip® SR, Soriatane® and NeoVisc®.  Additionally, we now have the capacity to introduce new products in Canada utilizing our existing sales force, and our near term business development efforts are focused on this single goal. Overall, our combined objective in 2014 is to increase revenues through organic growth and through business development efforts, as well as to optimize operational performance.”

Tribute also successfully filed an Investigational New Drug application with the US FDA for Bezalip® SR in 2013, and subsequently retained JSB-Partners, a global life sciences advisor, to take the lead on partnering discussions to find a U.S. co-development and commercial partner in the US."

“Specific to our development efforts, we will continue to move Bezalip® SR forward in 2014 towards an eventual NDA filing in the U.S.,” added Mr. Harris. “In parallel to our partnering discussions with Bezalip® SR, we will also look to exploit our proprietary products Uracyst® and NeoVisc® in new international territories. We expect an additional patent to be granted in Europe for Uracyst® this year, and we believe this will present new opportunities for the product and for the Company in this market. With our recent developments in mind, we look forward to the challenge of building on our successes, as we believe our achievements during the fiscal year ended December 31, 2013 laid the foundation for significant progress during 2014.”

Wolfgang Stoiber of JSB Partners stated, “We are excited to be working with Tribute Pharmaceuticals on establishing a potential late stage development and future marketing partnership with another pharmaceutical company for their product Bezalip SR.  Over the last 15 years we have helped numerous bio-pharmaceutical companies develop partnerships and joint ventures for their respected products and look forward to the possibility of completing a transaction on Bezalip SR”.

Review of Full Year Operating Results

Total net revenues for the twelve-month period ended December 31, 2013 increased by 8.9% to $13,440,400 compared to $12,342,800 for the same period in 2012. The increase in sales between the corresponding periods was attributable to an increase in Licensed Domestic Product Net Sales of $275,400 or 3.3%; an increase in Other Domestic Product Sales of $872,000 or 35.0%; and $197,900 of Royalty and Licensing Revenue.

For the twelve month period ended December 31, 2013 gross profit was $5,997,300, higher by 16.0% or $828,400 compared to the prior year. Underlying improvements were due to additional gross profit of $347,800 from Licensed Domestic Product Net Sales, $303,300 from Other Domestic Product Sales and International Product Sales and $197,900 from Royalty and Licensing Revenues.

Selling, general and administrative expenses for the twelve-month period ended December 31, 2013 were $9,830,100 compared to $8,870,600 for the same period in 2012 for an increase of $959,500 or 10.8%. The increase in selling, general and administrative costs is primarily due to significant investment in the expansion of the Company’s sales force for the launch of Cambia to primary care physicians in 2013, marketing expenses to grow its existing promoted products in Canada and an increase in regulatory costs related to the filing of the Bezalip SR IND with the FDA in the US.

Net loss for the twelve-month period ended December 31, 2013 was $6,572,400, compared to a net loss of $3,349,000 for the same period in 2012. This equates to a loss of ($0.13) per share compared to a loss of ($0.09) per share in 2012.

Excluding non-operating expenses for the twelve month period ended December 31, 2013 of $1,808,500; the net loss from operations was $5,078,700 as compared to the prior year net loss from operations of $4,420,700. The increase in the operational loss between these comparable periods represents higher selling, general and administrative costs and amortization of assets (non-cash) offset in part by increases in product margins.

On August 8, 2013, SWK Funding LLC ("SWK"), a wholly-owned subsidiary of SWK Holdings Corporation entered into a credit agreement (the "Credit Agreement") pursuant to which the lenders party thereto provided to Tribute a term loan in the principal amount of US$6,000,000 (the "Loan") which may be increased by an additional US$2,000,000 at the Company's request on or before December 31, 2014. In connection with this loan, Tribute exercised its rights under its loan and security agreement with MidCap to prepay the outstanding balance of the Company’s term loan with MidCap. On February 4, 2014, pursuant to the terms of the Credit Agreement, SWK advanced the Company the remaining US$2,000,000 in available funds. All terms under the Credit Agreement apply to the additional loan.

The Company's cash and cash equivalents position amounted to $2,813,500 at December 31, 2013 compared to $2,283,900 at December 31, 2012.

About Tribute Pharmaceuticals Canada Inc.

Tribute is an emerging Canadian specialty pharmaceutical company engaged in the acquisition, licensing, development and management of pharmaceutical and healthcare products with its primary focus on the Canadian and US markets.
Tribute markets Cambia® (diclofenac potassium for oral solution), Bezalip® SR (bezafibrate), Soriatane® (acitretin), NeoVisc® (1.0% sodium hyaluronate solution) Uracyst® (sodium chondroitin sulfate solution 2%), and Collatamp G® (gentamicin-impregnated collagen) in the Canadian market. Additionally, the Company holds an exclusive license for Bezalip® SR in the US and its proprietary products NeoVisc® and Uracyst® are commercially available and are sold globally through various international partnerships.

For further information on Tribute visit the Company's website: http://www.tributepharma.com.

Tribute Pharmaceuticals' Forward Looking Statement

This press release contains certain forward-looking statements about Tribute as defined in the Private Securities Litigation Reform Act of 1995, which statements can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "anticipate", "estimate", "predict", "plan" or "continue" or the negative thereof or other variations thereon or comparable terminology referring to future events or results. Forward-looking statements, by their nature, are subject to risks and uncertainties, Tribute's actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including statements regarding our expectations regarding clinical trials, the timing of clinical results, development timelines and regulatory filings and submissions for our product candidates, general economic conditions, the ability of Tribute to successfully integrate operations, and the timing of expenditures and expansion opportunities, any of which could cause actual results to vary materially from current results or anticipated future results. See Tribute's reports filed with the Canadian Securities Regulatory Authorities and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from results referred to in forward-looking statements. Tribute assumes no obligation to update the information contained in this press release to update forward-looking statements to reflect changed assumptions, the occurrence of anticipated events or changes in future operating results, financial condition or business over time.

Bezalip®SR and Soriatane® are registered trademarks and under license from Actavis Group PTC ehf
Cambia® is a registered trademark and under license from Depomed, Inc.
Collatamp G® is a registered trademark and under license EUSA Pharma (Europe) Limited.

For further information on Tribute, visit http://www.tributepharma.com.

Contact:
Tribute Pharmaceuticals Canada Inc.
Scott Langille
CFO
905-876-3166
scott.langille@tributepharma.com

Investor Relations
Kevin Fickle
President, Nuwa Group LLC
Phone: (925) 330-8315
Email: Kevin@nuwagroup.com

TRIBUTE PHARMACEUTICALS CANADA INC.
(formerly Stellar Pharmaceuticals Inc.)
BALANCE SHEETS
(Expressed in Canadian dollars)

	As at	As at
	December 31,	December 31,
	2013	2012
ASSETS
Current
Cash and cash equivalents (Note 4)	$2,813,472	$2,283,868
Accounts receivable, net of allowance of $nil (2012 - $nil)	591,766	1,205,087
Inventories (Note 5)	1,044,831	1,000,557
Taxes recoverable	651,791	261,400
Loan receivable	15,814	15,814
Prepaid expenses and other receivables (Note 6)	165,886	118,910
Current portion of debt issuance costs, net (Note 10)	91,100	185,403
Total current assets	5,374,660	5,071,039
Property, plant and equipment, net (Note 7)	1,089,919	1,159,375
Intangible assets, net (Note 8)	9,717,173	10,883,179
Goodwill (Notes 2 and 9)	3,599,077	3,599,077
Debt issuance costs, net (Note 10)	253,712	115,862
Total assets	$20,034,541	$20,828,532

LIABILITIES

Current
Accounts payable and accrued liabilities (Note 2)	$3,284,756	$5,455,664
Current portion of long term debt (Note 10)	204,700	1,305,840
Warrant liability (Note 11 c)	2,966,714	202,213
Other current liability (Note 21)	38,156	-
Total current liabilities	6,494,326	6,963,717
Long term debt (Note 10)	5,640,102	1,815,791
Deferred tax liability (Note 17)	-	314,900
Total liabilities	12,134,428	9,094,408

Contingencies and commitments (Note 14)

SHAREHOLDERS’ EQUITY
Capital Stock
AUTHORIZED
Unlimited Non-voting, convertible redeemable and retractable preferred shares with no par value
Unlimited Common shares with no par value
ISSUED (Note 11 a)
Common shares 51,081,238 (2012 – 39,610,042)	19,947,290	17,589,957
Additional paid-in capital options (Note 11 b)	2,286,890	1,867,723
Accumulated other comprehensive loss	(38,156)	-
Deficit	(14,295,911)	(7,723,556)
Total shareholders’ equity	7,900,113	11,734,124
Total liabilities and shareholders’ equity	$20,034,541	$20,828,532

TRIBUTE PHARMACEUTICALS CANADA INC.
(formerly Stellar Pharmaceuticals Inc.)
STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)
(Expressed in Canadian dollars)

For the Years Ended December 31,

	2013	2012
Revenues
Licensed domestic product net sales	$8,598,385	$8,322,945
Other domestic product sales	3,366,374	2,494,359
International product sales	1,277,678	1,525,479
Royalty and licensing revenues	197,924	-
Total revenues (Notes 15 and 18)	13,440,361	12,342,783

Cost of sales
Licensor sales and distribution fees	5,844,494	5,916,845
Cost of products sold	1,541,662	1,220,716
Write down of inventories	56,935	36,345
Total cost of sales	7,443,091	7,173,906
Gross Profit	5,997,270	5,168,877
Expenses
Selling, general and administrative (Notes 14 c, 14 e, 16 and 19)	9,830,132	8,870,609
Amortization	1,245,846	718,981
Total operating expenses	11,075,978	9,589,590
(Loss) from operations	(5,078,708)	(4,420,713)

Non-operating income (expenses)
Change in warrant liability (Note 11 c)	(399,217)	247,486
Cost of extending the warrant expiration (Note 11 c)	-	(135,157)
Change in fair value of contingent consideration (Note 2)	-	79,724
Research and development	-	(21,402)
Loss on disposal of intangible asset (Note 8)	(161,200)	-
Loss on extinguishment of loan (Note 10)	(620,835)	-
Accretion expense (Note 10)	(103,775)	(140,154)
Interest expense	(527,079)	(253,143)
Interest income	3,559	13,940
(Loss) and comprehensive (loss) before tax	(6,887,255)	(4,629,419)
Current income tax recovery	-	71,153
Deferred income tax recovery (Note 17)	314,900	1,209,300
Net (loss) for the year	(6,572,355)	(3,348,966)
Unrealized loss on derivative instrument, net of tax (Note 21)	(38,156)	-
Total comprehensive loss	$(6,610,511)	$(3,348,966)
Loss Per Share (Note 12) - Basic	$(0.13)	$(0.09)
- Diluted	$(0.13)	$(0.09)
Weighted Average Number of Common Shares Outstanding - Basic	49,169,414	39,167,419
- Diluted	49,169,414	39,167,419

TRIBUTE PHARMACEUTICALS CANADA INC.
(formerly Stellar Pharmaceuticals Inc.)
STATEMENTS OF CASH FLOWS
(Expressed in Canadian dollars)

For the Years Ended December 31,

	2013	2012
Cash flows from (used in) operating activities
Net (loss)	$(6,572,355)	$(3,348,966)
Items not affecting cash:
Deferred income tax recovery	(314,900)	(1,209,300)
Amortization	1,288,509	772,012
Change in warrant liability (Note 11 c)	399,217	(247,486)
Cost of extending the warrant expiration (Note 11c)	-	135,157
Change in fair value of contingent consideration (Note 2)	-	(79,724)
Stock-based compensation (Note 11 b)	419,167	589,893
Accretion expense	103,775	140,154
Loss on disposal of intangible asset (Note 8)	161,200	-
Loss of extinguishment of loan (Note 10)	620,835	-
Change in non-cash operating assets and liabilities (Note 13)	(1,643,044)	1,690,533
Cash flows (used in) operating activities	(5,537,596)	(1,557,727)
Cash flows (used in) investing activities
Additions to property, plant and equipment	(26,795)	(49,272)
Payment of contingent liabilities (Note 2)	(460,000)	(40,000)
Increase in intangible assets	(33,345)	(42,902)
Increase in licensing agreements	-	(750,000)
Cash cost of acquisitions (Note 2)	-	(425,000)
Cash flows (used in) investing activities	(520,140)	(1,307,174)
Cash flows from (used in) financing activities
Financing costs deferred	(305,227)	(341,489)
Long term debt repayment (Note 10)	(3,386,630)	(217,569)
Long term debt issued (Note 10)	6,084,437	3,500,000
Units issued (Note 11 a)	4,713,787	-
Debt extinguishment costs (Note 10)	(348,420)	-
Share issuance costs (Note 11 a)	(436,966)	-
Cash flows from financing activities	6,320,981	2,940,942
Changes in cash and cash equivalents	263,245	76,041
Change in cash due to changes in foreign exchange	266,359	(20,146)
Cash and cash equivalents, beginning of year (Note 4)	2,283,868	2,227,973
Cash and cash equivalents, end of year (Note 4)	$2,813,472	$2,283,868